DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (the “Agreement’) is made as of this 17th day of November, 2014 between ETF Series Solutions (the “Trust”), a Delaware statutory trust and Quasar Distributors, LLC (the “Distributor”), a Delaware limited liability company.  Exchange Traded Concepts, LLC, an Oklahoma limited liability company and the investment advisor to the Trust (the “Adviser”), is a party hereto with respect to Article 5 only.

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WHEREAS, the Trust is registered as an open-end investment management company organized as a statutory trust and comprised of a number of series of securities, each series representing a portfolio of securities (each a “Fund” and collectively the “Funds”), having filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust intends to create and redeem shares (the “Shares”) of each Fund on a continuous basis only in aggregations of 50,000 Shares constituting a Creation Unit as such term is defined in each applicable Registration Statement;

WHEREAS, the Shares of each Fund will be listed on one or more national securities exchanges (together, the “Listing Exchanges”);

WHEREAS, the Trust desires to retain the Distributor to act as the distributor with respect to the issuance and distribution of Creation Units of each Fund, hold itself available to receive and process orders for such Creation Units in the manner set forth in the applicable Prospectus, and to enter into arrangements with broker-dealers who may solicit purchases of Creation Units and with broker-dealers and others to provide for servicing of shareholder accounts and for distribution assistance, including broker-dealer and shareholder support;

WHEREAS, the Distributor is a registered broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and a member of the Financial Industry Regulatory Authority (“FINRA”) (the successor organization to the National Association of Securities Dealers, Inc.); and

WHEREAS, the Distributor desires to provide the services described herein to the Trust.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, intending to be legally bound, the Trust and Distributor hereby agree as follows:

ARTICLE 1. Sale of Creation Units; Services. The Trust grants to the Distributor the right to sell Creation Units of each Fund listed in Schedule A hereto as the same may be amended from time to time upon mutual agreement of the parties, on the terms and during the term of this Agreement and subject to the registration requirements of the 1933 Act and the rules and regulations of the SEC, and the Distributor hereby accepts such appointment and agrees to act in such capacity hereunder.  Without limiting the foregoing, the Distributor shall perform or supervise the performance by others of the distribution and marketing services set forth in Schedule B.

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ARTICLE 2. Solicitation of Sales. In consideration of these rights granted to the Distributor, the Distributor agrees to use all reasonable efforts in connection with the distribution of Creation Units of the Trust; provided, however, that the Distributor shall not be prevented from entering into like arrangements with other issuers.

ARTICLE 3. Authorized Representations. The Distributor is not authorized by the Trust to give any information or to make any representations other than those contained in the current registration statements, prospectuses and statements of additional information of the Trust filed with the SEC or contained in shareholder reports or other material that may be prepared by or on behalf of the Trust for the Distributor’s use. The Distributor may prepare and distribute sales literature and other material as it may deem appropriate, provided that such literature and materials have been prepared in accordance with applicable rules and regulations.

ARTICLE 4. Registration of Shares. The Trust agrees that it will take all action necessary to register an unlimited number of Shares on Form N-1A.  The Trust shall make available to the Distributor such number of copies of its currently effective prospectus and statement of additional information as the Distributor may reasonably request. The Trust shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of Creation Units of the Trust. The Trust represents and warrants that it has or will have made as of the date on which Distributor begins distributing Creation Units, all applicable filings to exempt the Creation Units from registration under applicable rules and regulations.

ARTICLE 5. Compensation. As compensation for providing the services under this Agreement:

(a)
The Distributor shall be entitled to no compensation or reimbursement of expenses from the Trust for the services provided by the Distributor pursuant to this Agreement.  However, the Trust may, with respect to any Fund, pay to the Distributor compensation pursuant to the terms of any Distribution and Service Plan in effect at the time in respect to that Fund. The Distributor may receive compensation from Exchange Traded Concepts, LLC (“Adviser”) related to its services hereunder or for additional services as may be agreed to between the Adviser and Distributor in writing. The Distributor shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Schedule C hereto (as amended from time to time).

(b)	The Adviser shall bear the cost and expenses of: (i) the registration of the Creation Units for sale under the 1933 Act.

(c)
The Distributor shall pay (i) all expenses relating to Distributor’s broker-dealer qualification and registration under the 1934 Act; (ii) the expenses incurred by the Distributor in connection with routine FINRA filing fees (other than those filing fees for which the Adviser reimburses the Distributor); and (iii) all other expenses incurred in connection with the distribution services provided under this Agreement that are not reimbursed by the Adviser, including office space, equipment, and personnel as may be necessary or convenient to provide the services.

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(d)
Notwithstanding anything in this Agreement to the contrary, the Distributor and its affiliates may receive compensation or reimbursement from the Adviser with respect to any services not included under this Agreement, as may be agreed upon by the parties from time to time.

ARTICLE 6. Indemnification of Distributor. The Trust agrees to indemnify, defend and hold harmless the Distributor and each of its directors and officers and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees and disbursements incurred in connection therewith), (i) arising by reason of any person acquiring any Shares or Creation Units, based upon the ground that the registration statement, prospectus, shareholder reports or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements made not misleading or (ii) any breach of any representation, warranty or covenant made by the Trust in this Agreement. However, the Trust does not agree to indemnify the Distributor or hold it harmless to the extent that the statements or omission was made in reliance upon, and in conformity with, information furnished to the Trust by or on behalf of the Distributor.

In no case (i) is the indemnity of the Trust to be deemed to protect the Distributor against any liability to the Trust or its Shareholders to which the Distributor or such person otherwise would be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Trust to be liable to the Distributor under the indemnity agreement contained in this Article 6 with respect to any claim made against the Distributor or any person indemnified unless the Distributor or other person shall have notified the Trust in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Distributor or such other person (or after the Distributor or the person shall have received notice of service on any designated agent). However, failure to notify the Trust of any claim shall not relieve the Trust from any liability which it may have to the Distributor or any person against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph.

The Trust shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Trust and satisfactory to the indemnified defendants in the suit whose approval shall not be unreasonably withheld. In the event that the Trust elects to assume the defense of any suit and retain legal counsel, the indemnified defendants shall bear the fees and expenses of any additional legal counsel retained by them. If the Trust does not elect to assume the defense of a suit, it will reimburse the indemnified defendants for the reasonable fees and expenses of any legal counsel retained by the indemnified defendants.

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The Trust agrees to notify the Distributor promptly of the commencement of any litigation or proceedings against it or any of its officers or Trustees in connection with the issuance or sale of any of its Shares or Creation Units.

ARTICLE 7. Indemnification of Trust. The Distributor covenants and agrees that it will indemnify and hold harmless the Trust and each of its Trustees and officers and each person, if any, who controls the Trust within the meaning of Section 15 of the 1933 Act, against any loss, liability, damages, claim or expense (including the reasonable cost of investigating or defending any alleged loss, liability, damages, claim or expense and reasonable counsel fees incurred in connection therewith) based upon the 1933 Act or any other statute or common law and arising by reason of any person acquiring any Shares or Creation Units, and alleging a wrongful act of the Distributor or any of its employees or alleging that the registration statement, prospectus, shareholder reports or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading, insofar as the statement or omission was made in reliance upon and in conformity with information furnished to the Trust by or on behalf of the Distributor.

In no case (i) is the indemnity of the Distributor in favor of the Trust or any other person indemnified to be deemed to protect the Trust or any other person against any liability to which the Trust or such other person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Distributor to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against the Trust or any person indemnified unless the Trust or person, as the case may be, shall have notified the Distributor in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Trust or upon any person (or after the Trust or such person shall have received notice of service on any designated agent). However, failure to notify the Distributor of any claim shall not relieve the Distributor from any liability which it may have to the Trust or any person against whom the action is brought otherwise than on account of its indemnity agreement contained in this paragraph.

The Distributor shall be entitled to participate, at its own expense, in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if the Distributor elects to assume the defense, the defense shall be conducted by legal counsel chosen by the Distributor and satisfactory to the indemnified defendants whose approval shall not be unreasonably withheld. In the event that the Distributor elects to assume the defense of any suit and retain counsel, the defendants in the suit shall bear the fees and expenses of any additional legal counsel retained by them. If the Distributor does not elect to assume the defense of any suit, it will reimburse the indemnified defendants in the suit for the reasonable fees and expenses of any counsel retained by them.

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The Distributor agrees to notify the Trust promptly of the commencement of any litigation, regulatory action (including an investigation) or proceedings against it or any of its officers in connection with the issue and sale of any of the Trust’s’ Shares or Creation Units.

ARTICLE 8. Contribution; Consequential Damages.

(a)
If the indemnification provided for in Sections 6 and 7 is insufficient or unavailable to any indemnified party under such sections in respect of any losses, claims, damages, liabilities or expenses referred to therein as a result of a court of competent jurisdiction’s decision not to enforce such agreement of the parties, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by damages, liabilities or expenses in such proportion as is appropriate to reflect the relative benefits received by the Trust on the one hand and the Distributor on the other from the offering of the Shares. If, however, the allocation based upon relative benefit to each party provided by the immediately preceding sentence is not permitted by applicable law, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect the relative fault of the Trust on the one hand and the Distributor on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. Further, if the indemnified party failed to give the indemnifying party notice of the claim and the indemnifying party was prejudiced by such failure, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Trust on the one hand and the Distributor on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Trust on the one hand and the Distributor on the other shall be deemed to be in the same proportion as the amount of gross proceeds received by the Trust from the offering of the Shares under this Agreement (expressed in dollars) bears to the net profits received by the Distributor under this Agreement. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Trust on the one hand or the Distributor on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Trust and the Distributor agree that it would not be just and equitable if contributions pursuant to this section were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

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(b)
In no event and under no circumstances shall either party to this Agreement be liable to anyone, including, without limitation, the other party, for consequential damages for any act or failure to act under any provision of this Agreement.

ARTICLE 9.  Effective Date. This Agreement shall be effective upon the commencement of the Fund’s investment operations, and, unless terminated as provided, shall continue in force for two years from the effective date hereof, and thereafter from year to year, provided that such annual continuance is approved by (i) either the vote of a majority of the Trustees of the Trust, or the vote of a majority of the outstanding voting securities of the Trust, and (ii) the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or the Trust’s distribution plan or interested persons of any such party (“Qualified Trustees”), cast in person at a meeting called for the purpose of voting on the approval. This Agreement may be terminated at any time without penalty by a vote of the directors; by vote of a majority of the outstanding voting securities of the Company; or by the Distributor upon not less than sixty days prior written notice to the other party; and shall automatically terminate upon its assignment. As used in this paragraph the terms “vote of a majority of the outstanding voting securities,” “assignment” and “interested person” shall have the respective meanings specified in the 1940 Act. In addition, this Agreement may at any time be terminated without penalty by the Trust, by a vote of a majority of Qualified Trustees or by vote of a majority of the outstanding voting securities of the Trust upon not less than sixty days prior written notice to the other party.

ARTICLE 10. Notices. All notices provided for or permitted under this Agreement shall be deemed effective upon receipt, and shall be in writing and (a) delivered personally, (b) sent by commercial overnight courier with written verification of receipt, or (c) sent by certified or registered U.S. mail, postage prepaid and return receipt requested, to the party to be notified, at the address for such party set forth below.

Notices to the Distributor shall be sent to the attention of:
Quasar Distributors, LLC
Attn:  President
615 East Michigan Street
Milwaukee, Wisconsin  53202

Notice to the Trust shall be sent to:
ETF Series Solutions
Attn: Fund Administration
615 E. Michigan Street
Milwaukee, WI  53202

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Notices to the Adviser shall be sent to:
Exchange Traded Concepts, LLC
Mr. J. Garrett Stevens, Chief Executive Officer
2545 S. Kelly Ave, Suite C
Edmond, Oklahoma 73013

ARTICLE 11. Limitation of Liability. A copy of the Agreement and Declaration of Trust is on file with the Secretary of State of the State of Delaware, and notice is hereby given that this Agreement is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of the Trust individually but binding only upon the assets and property of the Trust.

ARTICLE 12. Dispute Resolution. Whenever either party desires to institute legal proceedings against the other concerning this Agreement, it shall provide written notice to that effect to such other party. The party providing such notice shall refrain from instituting said legal proceedings for a period of thirty (30) days following the date of provision of such notice. During such period, the parties shall attempt in good faith to amicably resolve their dispute by negotiation among their executive officers.

ARTICLE 13. Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or proposal with respect to the subject matter hereof.  This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

ARTICLE 14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any conflict of laws or choice of laws rules or principles thereof. To the extent that the applicable laws of the State of Delaware, or any of the provisions of this Agreement, conflict with the applicable provisions of the 1933 Act or the 1940 Act, these acts shall control.

ARTICLE 15. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement shall be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original or facsimile signatures of each of the parties.

ARTICLE 16. Force Majeure. No breach of any obligation of a party to this Agreement (other than obligations to pay amounts owed) will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: strike; lockout or other labor dispute; flood; war; riot; theft; act of terrorism, earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

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ARTICLE 17. Severability. Any provision of this Agreement that is determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. If a court of competent jurisdiction declares any provision of this Agreement to be invalid or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, or area of the provision, to delete specific words or phrases, or to replace the provision with a provision that is valid and enforceable and that comes closest to expressing the original intention of the parties, and this Agreement shall be enforceable as so modified.

ARTICLE 18. Confidential Information.

(a)
The Distributor and the Trust (in such capacity, the “Receiving Party”) acknowledge and agree to maintain the confidentiality of Proprietary and Confidential Information (as hereinafter defined) provided by the Distributor and the Trust (in such capacity, the “Disclosing Party”) in connection with this Agreement. The Receiving Party shall not disclose or disseminate the Disclosing Party’s Confidential Information to any Person other than (a) those employees, agents, contractors, subcontractors and licensees of the Receiving Party, or (b) with respect to the Distributor as a Receiving Party, to those employees, agents, contractors, subcontractors and licensees of any agent or affiliate, who have a need to know it in order to assist the Receiving Party in performing its obligations, or to permit the Receiving Party to exercise its rights under this Agreement. In addition, the Receiving Party (a) shall take all reasonable steps to prevent unauthorized access to the Disclosing Party’s Confidential Information, and (b) shall not use the Disclosing Party’s Confidential Information, or authorize other Persons to use the Disclosing Party’s Confidential Information, for any purposes other than in connection with performing its obligations or exercising its rights hereunder. As used herein, “reasonable steps” means steps that a party takes to protect its own, similarly confidential or proprietary information of a similar nature, which steps shall in no event be less than a reasonable standard of care.

(b)
The term “Confidential Information,” as used herein, shall mean all business strategies, plans and procedures, proprietary information, methodologies, data and trade secrets, and other confidential information and materials (including, without limitation, any non-public personal information as defined in Regulation S-P) of the Disclosing Party, its affiliates, their respective clients or suppliers, or other Persons with whom they do business, that may be obtained by the Receiving Party from any source or that may be developed as a result of this Agreement.

(c)
The provisions of this Article 18 respecting Confidential Information shall not apply to the extent, but only to the extent, that such Confidential Information: (a) is already known to the Receiving Party free of any restriction at the time it is obtained from the Disclosing Party, (b) is subsequently learned from an independent third party free of any restriction and without breach of this Agreement; (c) is or becomes publicly available through no wrongful act of the Receiving Party or any third party; (d) is independently developed by or for the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party; or (e) is required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange (provided, however, that the Receiving Party shall advise the Disclosing Party of such required disclosure promptly upon learning thereof in order to afford the Disclosing Party a reasonable opportunity to contest, limit and/or assist the Receiving Party in crafting such disclosure).

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(d)
The Receiving Party shall advise its employees, agents, contractors, subcontractors and licensees, and shall require its agents and affiliates to advise their employees, agents, contractors, subcontractors and licensees, of the Receiving Party’s obligations of confidentiality and non-use under this Article 18, and shall be responsible for ensuring compliance by its and its affiliates’ employees, agents, consultants, contractors, subcontractors and licensees with such obligations. In addition, the Receiving Party shall require all persons that are provided access to the Disclosing Party’s Confidential Information, other than the Receiving Party’s accountants and legal counsel, to execute confidentiality or non-disclosure agreements containing provisions substantially similar to those set forth in this Article 18. The Receiving Party shall promptly notify the Disclosing Party in writing upon learning of any unauthorized disclosure or use of the Disclosing Party’s Confidential Information by such persons.

(e)
Upon the Disclosing Party’s written request following the termination of this Agreement, the Receiving Party promptly shall return to the Disclosing Party, or destroy, all Confidential Information of the Disclosing Party provided under or in connection with this Agreement, including all copies, portions and summaries thereof. Notwithstanding the foregoing sentence, (a) the Receiving Party may retain one copy of each item of the Disclosing Party’s Confidential Information for purposes of identifying and establishing its rights and obligations under this Agreement, for archival or audit purposes and/or to the extent required by applicable law, and (b) the Distributor shall have no obligation to return or destroy Confidential Information of the Trust that resides in save tapes of Distributor; provided, however, that in either case all such Confidential Information retained by the Receiving Party shall remain subject to the provisions of Article 18 for so long as it is so retained. If requested by the Disclosing Party, the Receiving Party shall certify in writing its compliance with the provisions of this paragraph.

ARTICLE 19. Anti-Money Laundering. The Distributor represents that it has in place anti-money laundering procedures which comply with applicable law in jurisdictions in which Shares are distributed. The Distributor agrees to notify the Trust of any suspicious activity of which it becomes aware relating to transactions involving Shares. Upon reasonable request, the Distributor agrees to provide the Trust with documentation relating to its anti-money laundering policies and procedures.

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ARTICLE 20. Use of Name.

(a)
The Trust shall not use the name of the Distributor, or any of its affiliates, in any prospectus or statement of additional information, sales literature, and other material relating to the Trust in any manner without the prior written consent of the Distributor (which shall not be unreasonably withheld); provided, however, that the Distributor hereby approves all lawful uses of the names of the Distributor and its affiliates in the prospectus and statement of additional information of the Trust and in all other materials which merely refer in accurate terms to their appointment hereunder or which are required by applicable law, regulations or otherwise by the SEC, FINRA, or any state securities authority.

(b)
Neither the Distributor nor any of its affiliates shall use the name of the Trust in any publicly disseminated materials, including sales literature, in any manner without the prior written consent of the Trust (which shall not be unreasonably withheld); provided, however, that the Trust hereby approves all lawful uses of its name in any required regulatory filings of the Distributor which merely refer in accurate terms to the appointment of the Distributor hereunder, or which are required by applicable law, regulations or otherwise by the SEC, FINRA, or any state securities authority.

ARTICLE 21. Insurance.

(a)
The Distributor agrees to maintain liability insurance coverage which is, in scope and amount, consistent with coverage customary in the industry for distribution activities similar to the distribution activities provided to the Trust hereunder. The Distributor shall notify the Trust upon receipt of any notice of material, adverse change in the terms or provisions of its insurance coverage that may materially and adversely affect the Trust’s rights hereunder. Such notification shall include the date of change and the reason or reasons therefore. The Distributor shall notify the Trust of any material claims against it, whether or not covered by insurance that may materially and adversely affect the Trust’s rights hereunder.

(b)
The Trust hereby represents that it maintains adequate insurance coverage with respect to its responsibilities pursuant to this Agreement, including commercially reasonable fidelity bond(s), errors and omissions, directors and officers, professional liability insurance. The Distributor shall be included as an additional insured on the Trust’s commercial liability policies and shall be named as a loss payee on the Trust’s fidelity bond(s). All of the foregoing policies shall be issued by insurance companies having an “A minus” rating or better by A.M. Best Company or an equivalent Standard & Poor’s rating.  The Trust shall furnish Certificates of Insurance evidencing all of the foregoing insurance coverages upon execution of this Agreement, and annually upon the written request of the Distributor. Annually upon the written request of the Distributor, the Trust shall provide insurance policy documentation evidencing the Trust’s “additional insured” status with respect to the Trust’s Commercial General Liability and “loss payee” status with respect to the Trust’s Fidelity Bond. The Trust shall promptly inform the Distributor of any material changes to its policies, endorsements or coverages.

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ARTICLE 22. Representations, Warranties and Covenants.

(a)	The Trust represents, warrants and covenants that:

i.
it is duly organized, validly existing and in good standing under the laws of the state of its formation, and has all requisite power under the laws of such state and applicable federal law to conduct its business as now being conducted and to perform its obligations as contemplated by this Agreement;

ii.
this Agreement has been duly authorized by the board of trustees of the Trust, including by unanimous affirmative vote of all of the independent directors of the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms;

iii.
it shall timely perform all obligations identified in this Agreement as obligations of the Trust, including, without limitation, providing the Distributor with all marketing materials reasonably requested by the Distributor and giving all necessary consents or approvals in good faith and within a timely manner;

iv.
it is not a party to any, and there are no, pending or threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or inquiries (collectively, “Actions”) of any nature against it, its advisor or its properties or assets which could, individually or in the aggregate, have a material effect upon its business or financial condition, and there is no injunction, order, judgment, decree, or regulatory restriction imposed upon it or any of its properties or assets;

v.	it is an investment company that is duly registered under all applicable laws and regulations, including, without limitation the 1940 Act, and each Fund is a separate series of the Trust;

vi.
it is and will continue to be in compliance with all applicable laws and regulations aimed at the prevention and detection of money laundering and/or the financing of terrorism activities including Bank Secrecy Act, as amended by USA PATRIOT Act, U.S. Treasury Department, including the Office of Foreign Asset Control (“OFAC”), Financial Crimes and Enforcement Network (“FinCEN”) and the SEC

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vii.
it has an anti-money laundering program (“AML Program”), that at minimum includes, (i) an AML compliance officer designated to administer and oversee the AML Program, (ii) ongoing training for appropriate personnel, (iii) internal controls and procedures reasonably designed to prevent and detect suspicious activity monitoring and terrorist financing activities; (iv) procedures to comply with know your customer requirements and to verify the identity of all customers; and (v) appropriate record keeping procedures;

viii.
each Prospectus has been prepared in accordance with all applicable laws and regulations and, at the time such Prospectus was filed with the SEC and became effective, no Prospectus will include an untrue statement of a material fact or omit to state a material fact that is required to be stated therein so as to make the statements contained in such Prospectus not misleading. As used in this Agreement, the term, “Prospectus” means any prospectus, registration statement, statement of additional information, proxy solicitation and tender offer materials, annual or other periodic report of the Trust or any Fund of the Trust or any advertising, marketing, shareholder communication, or promotional material generated by the Trust or an Adviser from time to time, as appropriate, including all amendments or supplements thereto and applicable law;

ix.
it will notify the Distributor as soon as reasonably practical in advance of any matter which could materially affect the Distributor’s performance of its duties and obligations under this Agreement, including any amendment to the Prospectus;

x.	it will provide Distributor with a copy of each Prospectus as soon as reasonably possible prior to or contemporaneously with filing the same with an applicable regulatory body;

xi.
it shall fully cooperate with requests from government regulators and the Distributor for information relating to customers and/or transactions involving the Creation Units, as permitted by law, in order for the Distributor to comply with its regulatory obligations; and

xii.
in the event it determines that it is in the interest of the Trust to suspend or terminate the sale of any Creation Units, the Trust shall promptly notify the Distributor of such fact in advance and in writing prior to the date on which the Trust desires to cease offering the Creation Units.

(b)	Distributor hereby represents, warrants and covenants as follows:

i.
it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite actions on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms;

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ii.
it is not a party to any, and there are no, pending or threatened Actions of any nature against it or its properties or assets which could, individually or in the aggregate, have a material effect upon its business or financial condition, and there is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon it or any of its properties or assets;

iii.	it is registered as a broker-dealer with the SEC under the 1934 Act and a member of FINRA in good standing;

iv.
it shall not give any information or to make any representations other than those contained in the current Prospectus of the Trust filed with the SEC or contained in shareholder reports or other material that may be prepared by or on behalf of the Trust for the Distributor’s use; and

v.
it may prepare and distribute sales literature and other material as it may deem appropriate, provided that such literature and materials have been prepared in accordance with applicable rules and regulations.

IN WITNESS WHEREOF, the parties have duly executed this Agreement, as of the day and year above written.

ETF SERIES SOLUTIONS		QUASAR DISTRIBUTORS, LLC

By:	/s/ Michael D. Barolsky	By:	/s/ James R. Schoenike
Name: Michael D. Barolsky		Name: James R. Schoenike
Title: Secretary		Title: President

EXCHANGE TRADED CONCEPTS, LLC
(with respect to  Article  5 only)

By:      /s/ J. Garrett Stevens

Name:  J. Garrett Stevens
Title:   Chief Executive Officer

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SCHEDULE A

List of Funds

Name of Series
Master Income ETF

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14

SCHEDULE B

List of Services

FINRA Review

•	Review and approve all fund marketing materials for compliance with SEC & FINRA advertising rules

•	Conduct FINRA filing of materials

•	Respond to FINRA comments on marketing materials, as necessary

•	Provide the Trust with copy of Distributor’s SEC & FINRA Marketing Materials Guidebook

•	Provide access to the Distributor’s proprietary marketing automated review system

Contract Management

•	Coordinate and execute Authorized Participant agreements with broker/dealers on behalf of the Trust;

•	Coordinate and execute operational agreements related to the services contemplated by this Agreement (networking agreements, NSCC redemption agreements, etc.); and

•
Coordinate and execute on behalf of the Trust, shareholder service and similar agreements to the extent permitted by applicable law, and as contemplated by the Trust’s distribution and/or shareholder servicing plan.

Other Services

•	Forward any complaints concerning the Trust received by the Distributor to the Trust, assist in resolving such complaints, and maintain a log of such complaints as required by applicable law;

•	Keep and maintain all books and records relating to the services provided by the Distributor in accordance with applicable law.

•
Provide FINRA licensed registered representatives and the appropriate management and supervisory support to provide inbound telephone call servicing and e-mail response services, and documentation request administrative services for individual investors and financial intermediaries promoting the Funds; provided that transaction-related inquiries shall be transferred to the Funds’ transfer agent.

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Schedule C to the Distribution Agreement
Base Fee1 for Quasar Distributors, LLC Regulatory Distribution Services at December, 2014

The following reflects the greater of the basis point fee or minimum per fund-

Annual Fee Based Upon Market Value Per Fund*

Distribution	Basis Points on AUM			Annual Minimum per Fund
	First $500m	Next $500m	Balance	---
	---	---	---

Note: MLP Funds pricing may vary from the above annual fees and are TBD per investment strategy

The Following Services/Fees are in Addition to the Base Fee-

Standard Advertising Compliance Review
▪	$--- per communication piece for the first 10 pages (minutes if audio or video); $--- /page (minute if audio or video) thereafter.
▪
$--- FINRA filing fee per communication piece for the first 10 pages (minutes if audio or video); $--- /page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces.)

Expedited Advertising Compliance Review
▪	$--- for the first 10 pages (minutes if audio or video); $--- /page (minute if audio or video) thereafter, 24 hour initial turnaround.
▪
$--- FINRA filing fee per communication piece for the first 10 pages (minutes if audio or video); $---/page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces.)

Out-of-Pocket Expenses
Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of shares, including, but not limited to:
▪	Typesetting, printing and distribution of prospectuses and shareholder reports
▪	Production, printing, distribution, and placement of advertising, sales literature, and materials
▪	Engagement of designers, free-lance writers, and public relations firms
▪	Postage, overnight delivery charges
▪	FINRA registration fees (Including late U5 charge if applicable)
▪	Record retention (Including RR email correspondence if applicable)
▪	Travel, lodging, and meals

Optional Services Provided by USBFS upon Client Request-
Licensing of Investment Advisor’s Staff (if desired)
▪	$--- /year per registered representative
▪	Quasar sponsors the following licenses: Series 6, 7, 24, 26, 27, 63, 66
▪	$--- /FINRA designated branch location
▪	All associated FINRA and state fees for registered representatives, including license and renewal fees
Fund Fact Sheets
▪  Design - $--- /fact sheet, includes first production
▪  Production - $--- /fact sheet per production period
▪  All printing costs are out-of-pocket expenses in addition to the design and production fees
▪  Web sites, third-party data provider costs, brochures, and other sales support materials – Project priced via Quasar proposal

Fees are calculated pro rata and billed monthly.
1 Subject to annual CPI increase, Milwaukee MSA.

TFMS	16